Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

FOR IMMEDIATE RELEASE
Contacts
INVESTORS	Tom White 423-294-8996

MEDIA	Kelly Spencer 423-294-4508

Unum Group completes senior notes offering

CHATTANOOGA, Tenn. (Sept. 11, 2019) - Unum Group (NYSE:UNM) (the “Company”) announced today that it has completed an offering of $450 million aggregate principal amount of senior notes due 2049 with an annual coupon rate of 4.500 percent. The net proceeds of the offering are intended to be used to purchase any securities accepted for payment in the Company’s previously announced cash tender offer for up to a combined aggregate purchase price of $450 million (which the Company increased from a combined aggregate purchase price of $300 million on the day of commencement) of certain of the Company’s debt securities, and, along with cash on hand, to fund the previously announced redemption of the Company’s 3.00 percent senior notes due 2021 not purchased in the tender offer. The balance of the net proceeds, if any, will be used for general corporate purposes, which could include additional redemptions or repurchases of outstanding debt.

BofA Securities, Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc. and Wells Fargo Securities, LLC were joint active book-running managers.

A prospectus supplement, dated September 4, 2019, and the accompanying base prospectus, dated August 22, 2017, relating to the senior notes may be obtained by searching the Company’s filings on the U.S. Securities and Exchange Commission’s website at www.sec.gov or by visiting the “SEC Filings” page on the Investors section of the company’s website at www.investors.unum.com.

This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any offer or sale of the senior notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any jurisdiction. Any offer, solicitation or sale will be made only by means of the prospectus supplement and the accompanying base prospectus.

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UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

ABOUT UNUM

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom and the leading provider of disability income protection in the world. Its primary businesses are Unum US, Colonial Life, Unum UK, and Unum Poland. Unum’s portfolio includes disability, life, accident and critical illness, dental and vision coverage, which help protect millions of working people and their families in the event of an illness or injury. Unum also provides stop-loss coverage to help self-insured employers protect against unanticipated medical costs. The company reported revenues of $11.6 billion in 2018, and provided $7.2 billion in benefits.

For more information visit us at www.unum.com or connect with us at www.facebook.com/unumbenefits, twitter.com/unumnews and www.linkedin.com/company/unum.

SAFE HARBOR STATEMENT

Certain information in this news release constitutes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those not based on historical information, but rather relate to our outlook, future operations, strategies, financial results, or other developments and speak only as of the date made. These forward-looking statements, including statements about the use of proceeds, are subject to numerous assumptions, risks, and uncertainties, many of which are beyond our control. The following factors, in addition to other factors mentioned from time to time, may cause actual results to differ materially from those contemplated by the forward-looking statements: (1) sustained periods of low interest rates; (2) fluctuation in insurance reserve liabilities and claim payments due to changes in claim incidence, recovery rates, mortality and morbidity rates, and policy benefit offsets due to, among other factors, the rate of unemployment and consumer confidence, the emergence of new diseases, epidemics, or pandemics, new trends and developments in medical treatments, the effectiveness of our claims operational processes, and changes in governmental programs; (3) unfavorable economic or business conditions, both domestic and foreign, that may result in decreases in sales, premiums, or persistency, as well as unfavorable claims activity; (4) changes in or interpretations of laws and regulations, including tax laws and regulations; (5) a cyber attack or other security breach could result in the unauthorized acquisition of confidential data; (6) the failure of our business recovery and incident management processes to resume our business operations in the event of a natural catastrophe, cyber attack, or other event; (7) investment results, including, but not limited to, changes in interest rates, defaults, changes in credit spreads, impairments, and the lack of appropriate investments in the market which can be acquired to match our liabilities; (8) increased competition from other insurers and financial services companies due to industry consolidation, new entrants to our markets, or other factors; (9) changes in our financial strength and credit ratings; (10) our ability to execute on our technology systems upgrades or replacements; (11) damage to our reputation due to, among other factors, regulatory investigations, legal proceedings, external events, and/or inadequate or failed internal controls and procedures; (12) actual experience in the broad array of our products that deviates from our assumptions used in pricing, underwriting, and reserving; (13) changes in accounting standards, practices, or policies; (14) effectiveness of our risk management program; (15) contingencies and the level and results of litigation; (16) availability of reinsurance in the market and the ability of our reinsurers to meet their obligations to us; (17) ineffectiveness of our derivatives hedging programs due to changes in the economic environment, counterparty risk, ratings downgrades, capital market volatility, changes in interest rates, and/or regulation; (18) fluctuation in foreign currency exchange rates; (19) ability to generate sufficient internal liquidity and/or obtain external financing; (20) recoverability and/or

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.

realization of the carrying value of our intangible assets, long-lived assets, and deferred tax assets; and (21) terrorism, both within the U.S. and abroad, ongoing military actions, and heightened security measures in response to these types of threats.

For further discussion of risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see Part 1, Item 1A “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2018 and our subsequently filed quarterly reports on Form 10-Q. The forward-looking statements in this news release are being made as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statement contained herein, even if made available on our website or otherwise.

UNUM IS A REGISTERED TRADEMARK AND MARKETING BRAND OF UNUM GROUP AND ITS INSURING SUBSIDIARIES.